Exhibit 99.1

ConocoPhillips Reports Fourth-Quarter, Full-Year 2022 Results and 176% Preliminary Reserve Replacement Ratio; Announces 2023 Guidance and Planned Return of Capital of $11 Billion; Declares Quarterly Dividend and Variable Return of Cash Distribution

HOUSTON--(BUSINESS WIRE)--February 2, 2023--ConocoPhillips (NYSE: COP) today reported fourth-quarter 2022 earnings of $3.2 billion, or $2.61 per share, compared with fourth-quarter 2021 earnings of $2.6 billion, or $1.98 per share. Excluding special items, fourth-quarter 2022 adjusted earnings were $3.4 billion, or $2.71 per share, compared with fourth-quarter 2021 adjusted earnings of $3.0 billion, or $2.27 per share. Special items for the current quarter were primarily driven by impairment of certain aged, suspended wells and corporate expenses.

Full-year 2022 earnings were $18.7 billion, or $14.57 per share, compared with full-year 2021 earnings of $8.1 billion, or $6.07 per share. Excluding special items, full-year 2022 adjusted earnings were $17.3 billion, or $13.52 per share, compared with full-year 2021 earnings of $8.0 billion, or $6.01 per share.

“In 2022, ConocoPhillips marked 10 years as an independent E&P company with strong financial and operational results across our business, thanks to the hard work and dedication of our talented workforce. We returned $15 billion of capital to shareholders and achieved record production in our Lower 48 assets, while adding new high-quality strategic projects to enhance our global portfolio for decades to come. Building on 60 years of global LNG expertise, we expanded our LNG business in Australia, Germany, Qatar and along the U.S. Gulf Coast. We also set a new methane emissions intensity target in support of our continuing focus on low GHG production,” said Ryan Lance, ConocoPhillips chairman and chief executive officer. “As we enter our second decade, we remain committed to our Triple Mandate of responsibly and reliably meeting energy transition pathway demand, delivering competitive returns on and of capital, and achieving our net-zero operational emissions ambitions. Our deep and diversified portfolio of low cost-of-supply assets continues to generate robust cash flow, enabling us to start the year with an $11 billion return of capital target.”

Full-Year 2022 Summary

  Generated cash provided by operating activities of $28.3 billion and cash from operations (CFO) of $28.5 billion; ended the year with cash and short-term investments of $9.5 billion.
  Distributed $15 billion to shareholders through three-tier framework including $5.7 billion in cash through the ordinary dividend and variable return of cash (VROC) and $9.3 billion through share repurchases, representing 53% of CFO.
  Expanded global LNG business through participation in QatarEnergy’s North Field East (NFE) and North Field South (NFS) projects; executed 15-year regasification agreement at German LNG Terminal; acquired additional 10% interest in APLNG; signed 20-year agreement for 5 MTPA of LNG offtake and executed agreement to purchase 30% equity stake in Phase 1 of Port Arthur LNG (PALNG).
  Delivered full-year production of 1,738 thousand barrels of oil equivalent per day (MBOED) and record Lower 48 production.
  Fully integrated acquired Permian assets and executed multiple acreage swaps, coring up approximately 25,000 acres since acquisition to provide over a year’s worth of additional two mile-plus long-lateral drilling inventory.
  Received license extension for Norway’s Greater Ekofisk area to 2048 and license adjustments for China’s Bohai Penglai Fields to 2039.
  Generated $3.5 billion in disposition proceeds through monetization of the company’s Cenovus Energy (CVE) shares and noncore asset sales.
  Retired $3.3 billion in debt toward the company’s $5 billion debt reduction target.
  Achieved a record 27% return on capital employed; 31% cash-adjusted return on capital employed.
  Joined Oil and Gas Methane Partnership 2.0, published a Plan for the Net-Zero Energy Transition and set a new 2030 methane emissions intensity target of approximately 0.15% of gas produced, enhancing our commitment to ESG excellence and leadership.

Return of Capital Update

ConocoPhillips announced its 2023 planned return of capital to shareholders of $11 billion. The company declared a quarterly ordinary dividend of $0.51 per share, payable March 1, 2023, to stockholders of record at the close of business on Feb. 14, 2023. In addition, the company announced a VROC of $0.60 per share, payable April 14, 2023, to stockholders of record at the close of business on March 29, 2023.

Fourth-Quarter Review

Production for the fourth quarter of 2022 was 1,758 MBOED, an increase of 150 MBOED from the same period a year ago. After adjusting for closed acquisitions and dispositions and the conversion of previously acquired Concho-contracted volumes from a two-stream to a three-stream basis, fourth-quarter 2022 production decreased by 3 MBOED or 0.2% from the same period a year ago. Organic growth from Lower 48 and other development programs more than offset decline; however, total company fourth-quarter production was lower overall, primarily due to weather and downtime impacts in Lower 48.

In Lower 48, production averaged 997 MBOED, including Permian of 671 MBOED, Eagle Ford of 214 MBOED, and Bakken of 96 MBOED. In Canada, drilling and completion activities continued at Montney with the fourth pad coming online during the quarter while construction progressed on the second phase of the company’s central processing facility. In Norway, the company progressed drilling programs on the Tommeliten A and Eldfisk North projects. In Libya, the company acquired an additional 4.1% interest in the Waha Concession, bringing current ownership to 20.4%.

Earnings increased from fourth-quarter 2021 primarily due to higher volumes and improved realized prices, in addition to the absence of both 2021 non-cash impairments and gains on CVE equity. This was partially offset by higher operating costs and depreciation, depletion and amortization (DD&A) associated with higher volumes, in addition to commercial and inventory timing and impairment of certain aged, suspended wells. Adjusted earnings increased primarily due to higher volumes and improved realized prices, partially offset by higher operating costs and DD&A associated with higher volumes, and commercial and inventory timing.

The company’s total average realized price was $71.05 per barrel of oil equivalent (BOE), 8% higher than the $65.56 per BOE realized in the fourth quarter of 2021. Production remains unhedged, thus realizing the full impact of changes in marker prices.

For the fourth quarter, cash provided by operating activities was $6.6 billion. Excluding a $0.1 billion change in operating working capital, ConocoPhillips generated CFO of $6.5 billion. The company funded $2.5 billion of capital expenditures and investments, including $2.2 billion in base capital and approximately $0.3 billion for acquisitions and NFE payments. The company distributed $2.4 billion in ordinary dividends and VROC and repurchased $2.7 billion of shares.

Full-Year Review

Production for 2022 was 1,738 MBOED, an increase of 171 MBOED from the same period a year ago. After adjusting for closed acquisitions and dispositions, the conversion of previously acquired Concho-contracted volumes from a two-stream to a three-stream basis and 2021 Winter Storm Uri impacts, production decreased 16 MBOED or 1% from the same period a year ago. Organic growth from Lower 48 and other development programs more than offset decline; however, production was lower overall, primarily due to fourth quarter weather impacts and downtime in Lower 48.

The company’s total realized price for 2022 was $79.82 per BOE, 46% higher than the $54.63 per BOE realized in 2021, reflecting higher marker prices.

In 2022, cash provided by operating activities was $28.3 billion. Excluding a $0.2 billion change in operating working capital, ConocoPhillips generated CFO of $28.5 billion. Dispositions generated $3.5 billion, including $1.4 billion from the sale of CVE shares, $0.5 billion for CVE contingency payments, $0.7 billion from the sale of Indonesia and approximately $0.8 billion from sales of noncore assets. The company funded $10.2 billion of capital expenditures and investments, including $8.1 billion in base capital and approximately $2.1 billion which includes the acquisition of an additional 10% interest in APLNG, Lower 48 bolt-on acquisitions and NFE payments. In addition, the company paid $5.7 billion in ordinary dividends and VROC, repurchased $9.3 billion of shares and retired $3.3 billion in debt.

Reserves Update

Preliminary 2022 year-end proved reserves are 6.6 billion BOE, with total reserve replacement ratio of 176%, including closed acquisitions and dispositions and market factors. Reserve changes excluding closed acquisitions and dispositions result in an organic reserve replacement ratio of 177%.

Final information related to the company’s 2022 oil and gas reserves, will be provided in ConocoPhillips’ Annual Report on Form 10-K, to be filed with the SEC in February.

Outlook

The company’s 2023 total capital expenditure guidance is $10.7 to $11.3 billion, which includes $9.1 to $9.3 billion for base capital and $1.6 to $2.0 billion for anticipated major project spending at NFE, NFS, PALNG and Willow. Base capital includes funding for ongoing development drilling programs; exploration and appraisal activities; base maintenance; and projects to reduce the company’s Scope 1 and 2 emissions intensity and fund investments in several early-stage low-carbon opportunities that address end-use emissions.

The company has received and is now reviewing the Bureau of Land Management’s final Supplemental Environmental Impact Statement for Willow Project, a major milestone in the permitting process that commenced in 2018.

The company’s 2023 production guidance is 1.76 to 1.80 million barrels of oil equivalent per day (MMBOED). First-quarter 2023 production is expected to be 1.72 MMBOED to 1.76 MMBOED, which includes 35 MBOED of turnaround and stabilizer expansion in Eagle Ford.

Guidance for 2023 includes adjusted operating cost of $8.2 billion; adjusted corporate segment net loss of $0.9 billion and DD&A of $8.1 billion. Guidance excludes potential special items.

ConocoPhillips will host a conference call today at 12:00 p.m. Eastern Time to discuss this announcement. To listen to the call and view related presentation materials and supplemental information, go to www.conocophillips.com/investor.

--- # # # ---

About ConocoPhillips

ConocoPhillips is one of the world’s leading exploration and production companies based on both production and reserves, with a globally diversified asset portfolio. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 13 countries, $94 billion of total assets and approximately 9,500 employees at Dec. 31, 2022. Production averaged 1,738 MBOED for the 12 months ended Dec. 31, 2022, and preliminary proved reserves were 6.6 BBOE as of Dec. 31, 2022. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined under the federal securities laws. Forward-looking statements relate to future events, plans and anticipated results of operations, business strategies, and other aspects of our operations or operating results. Words and phrases such as “anticipate," “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict," “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words can be used to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements. Factors that could cause actual results or events to differ materially from what is presented include the impact of public health crises, including pandemics (such as COVID-19) and epidemics and any related company or government policies or actions; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including changes resulting from any ongoing military conflict, including the conflict between Russia and Ukraine and the global response to it, security threats on facilities and infrastructure, or from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and the resulting company or third-party actions in response to such changes; changes in commodity prices, including a prolonged decline in these prices relative to historical or future expected levels; insufficient liquidity or other factors, such as those listed herein, that could impact our ability to repurchase shares and declare and pay dividends such that we suspend our share repurchase program and reduce, suspend, or totally eliminate dividend payments in the future, whether variable or fixed; changes in expected levels of oil and gas reserves or production; potential failures or delays in achieving expected reserve or production levels from existing and future oil and gas developments, including due to operating hazards, drilling risks or unsuccessful exploratory activities; unexpected cost increases, inflationary pressures or technical difficulties in constructing, maintaining or modifying company facilities; legislative and regulatory initiatives addressing global climate change or other environmental concerns; investment in and development of competing or alternative energy sources; disruptions or interruptions impacting the transportation for our oil and gas production; international monetary conditions and exchange rate fluctuations; changes in international trade relationships, including the imposition of trade restrictions or tariffs on any materials or products (such as aluminum and steel) used in the operation of our business, including any sanctions imposed as a result of any ongoing military conflict, including the conflict between Russia and Ukraine; our ability to collect payments when due under our settlement agreement with PDVSA; our ability to collect payments from the government of Venezuela as ordered by the ICSID; our ability to complete any announced or any future dispositions or acquisitions on time, if at all; the possibility that regulatory approvals for any announced or any future dispositions or acquisitions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of the transactions or our remaining business; business disruptions following any announced or any future dispositions or acquisitions, including the diversion of management time and attention; the ability to deploy net proceeds from our announced or any future dispositions in the manner and timeframe we anticipate, if at all; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation, including litigation related directly or indirectly to our transaction with Concho Resources Inc.; the impact of competition and consolidation in the oil and gas industry; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; general domestic and international economic and political conditions or developments, including as a result of any ongoing military conflict, including the conflict between Russia and Ukraine; changes in fiscal regime or tax, environmental and other laws applicable to our business; and disruptions resulting from accidents, extraordinary weather events, civil unrest, political events, war, terrorism, cyber attacks or information technology failures, constraints or disruptions; and other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors – The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We may use the term “resource” in this news release that the SEC’s guidelines prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC. Copies are available from the SEC and from the ConocoPhillips website.

Use of Non-GAAP Financial Information – To supplement the presentation of the company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release and the accompanying supplemental financial information contain certain financial measures that are not prepared in accordance with GAAP, including adjusted earnings (calculated on a consolidated and on a segment-level basis), adjusted earnings per share, operating costs, adjusted operating costs, cash from operations (CFO), return on capital employed (ROCE), cash adjusted ROCE, and adjusted corporate segment net loss.

The company believes that the non-GAAP measures adjusted earnings (both on an aggregate and a per-share basis), adjusted operating costs and adjusted corporate segment net loss are useful to investors to help facilitate comparisons of the company’s operating performance associated with the company’s core business operations across periods on a consistent basis and with the performance and cost structures of peer companies by excluding items that do not directly relate to the company’s core business operations. Adjusted operating costs is defined as the sum of production and operating expenses, selling, general and administrative expenses, exploration general and administrative expenses, geological and geophysical, lease rentals and other exploration expenses, adjusted to exclude expenses that do not directly relate to the company’s core business operations and are included as adjustments to arrive at adjusted earnings to the extent those adjustments impact operating costs. Adjusted corporate segment net loss is defined as corporate and other segment earnings adjusted for special items. The company further believes that the non-GAAP measure CFO is useful to investors to help understand changes in cash provided by operating activities excluding the timing effects associated with operating working capital changes across periods on a consistent basis and with the performance of peer companies. The company believes that ROCE is a good indicator of long-term company and management performance. ROCE is a measure of the profitability of ConocoPhillips' capital employed in its business. ConocoPhillips calculates ROCE as a ratio, the numerator of which is net income adjusted for special non-reoccurring items, plus after-tax interest expense, and the denominator of which is average total equity plus total debt. The company believes that the above-mentioned non-GAAP measures, when viewed in combination with the company’s results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the company’s business and performance. The company’s Board of Directors and management also use these non-GAAP measures to analyze the company’s operating performance across periods when overseeing and managing the company’s business.

Each of the non-GAAP measures included in this news release and the accompanying supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the company’s presentation of non-GAAP measures in this news release and the accompanying supplemental financial information may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. The company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may impact its operations.

Reconciliations of each non-GAAP measure presented in this news release to the most directly comparable financial measure calculated in accordance with GAAP are included in the release.

Other Terms – This news release also contains the term pro forma underlying production, reserve replacement and organic reserve replacement. Pro forma underlying production reflects the impact of closed acquisitions and closed dispositions as of December 31, 2022. The impact of closed dispositions assume they closed January 1, 2021, while the 2021 impact of the closed Shell Permian acquisition and the additional 10% APLNG interest acquisition assume they closed January 1, 2021 and February 1, 2021, respectively. Impacts for 2021 and 2022 also include a closed Lower 48 bolt-on acquisition and Libya additional working interest percentage assuming a close date of January 1, 2021. The company believes that underlying production is useful to investors to compare production reflecting the impact of closed acquisitions and dispositions on a consistent go-forward basis across periods and with peer companies. Reserve replacement is defined by the company as a ratio representing the change in proved reserves, net of production, divided by current year production. Organic reserve replacement is defined as a ratio representing the change in proved reserves, net of production and excluding acquisitions and dispositions, divided by current year production. The company believes that reserve replacement and organic reserve replacement are useful to investors to help understand how changes in proved reserves, net of production, compare with the company’s current year production, inclusive and exclusive of acquisitions and dispositions, respectively. Return of capital is defined as the total of the ordinary dividend, share repurchases and variable return of cash (VROC).

References in the release to earnings refer to net income.

ConocoPhillips
Table 1: Reconciliation of earnings to adjusted earnings
$ Millions, Except as Indicated

	4Q22				4Q21				2022 FY				2021 FY
	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)
Earnings			$3,249	2.61			2,627	1.98			$18,680	14.57			8,079	6.07
Adjustments:
(Gain) loss on asset sales	(21)	5	(16)	(0.01)	(126)	29	(97)	(0.07)	(968)	200	(768)	(0.59)	(347)	32	(315)	(0.24)
Pending claims and settlements	87	(21)	66	0.05	-	-	-	-	67	8	75	0.06	48	(10)	38	0.03
Pension settlement expense	-	-	-	-	29	(6)	23	0.02	-	-	-	-	99	(20)	79	0.06
Transaction and restructuring expenses	-	-	-	-	69	(16)	53	0.04	28	(8)	20	0.01	435	(94)	341	0.26
Impairments	-	-	-	-	773	(20)	753	0.56	-	-	-	-	684	1	685	0.51
(Gain) loss on CVE shares	-	-	-	-	(297)	-	(297)	(0.22)	(251)	-	(251)	(0.19)	(1,040)	-	(1,040)	(0.78)
(Gain) loss on FX derivative	-	-	-	-	(21)	4	(17)	(0.01)	10	(2)	8	-	(9)	1	(8)	(0.01)
Net loss on accelerated settlement of Concho hedging program	-	-	-	-	-	-	-	-	-	-	-	-	132	(31)	101	0.08
(Gain) loss on debt extinguishment and exchange fees	-	-	-	-	-	-	-	-	(44)	52	8	-	-	-	-	-
Tax adjustments	-	(23)	(23)	(0.02)	-	(35)	(35)	(0.03)	-	(531)	(531)	(0.42)	-	40	40	0.03
Exploration Expenses	129	(30)	99	0.08		-	-	-	129	(30)	99	0.08	-	-	-	-
Adjusted earnings / (loss)			$3,375	$2.71			3,010	2.27			$17,340	$13.52			8,000	6.01
The income tax effects of the special items are primarily calculated based on the statutory rate of the jurisdiction in which the discrete item resides.
ConocoPhillips
Table 2: Reconciliation of net cash provided by operating activities to cash from operations
$ Millions, Except as Indicated

	4Q22	2022 FY
Net Cash Provided by Operating Activities	6,592	28,314

Adjustments:
Net operating working capital changes	139	(234)
Cash from operations	6,453	28,548

ConocoPhillips
Table 3: Return on capital employed (ROCE) and Cash Adjusted ROCE
$ Millions, Except as Indicated
	ROCE		CASH ADJUSTED ROCE
Numerator	2022 FY	2021 FY	2022 FY	2021 FY
Net Income Attributable to ConocoPhillips	18,680	8,079	18,680	8,079
Adjustment to exclude special items	(1,340)	(79)	(1,340)	(79)
Net income attributable to noncontrolling interests	-	-	-	-
After-tax interest expense	641	698	641	698
After-tax interest income	-	-	(152)	(26)
ROCE Earnings	17,981	8,698	17,829	8,672

Denominator
Average total equity¹	48,801	42,293	48,801	42,293
Average total debt²	17,742	19,338	17,742	19,338
Average total cash³	-	-	(8,589)	(8,430)
Average capital employed	66,543	61,631	57,953	53,201

ROCE (percent)	27%	14%	31%	16%

¹Average total equity is the average of beginning total equity and ending total equity by quarter.
²Average total debt is the average of beginning long-term debt and short-term debt and ending long-term debt and short-term debt by quarter.
[3]Average total cash is the average of beginning cash, cash equivalents, restricted cash and short-term investments and ending cash, cash equivalents, restricted cash and short-term investments by quarter.

ConocoPhillips
Table 4: Reconciliation of reported production to pro forma underlying production
In MBOED, Except as Indicated

	4Q22	4Q21	2022	2021
Total Reported ConocoPhillips Production	1,758	1,608	1,738	1,567

Closed Dispositions[1]	-	(74)	(17)	(85)
Closed Acquisitions [2]	6	223	12	220
Total Pro Forma Underlying Production	1,764	1,757	1,733	1,702

Estimated Downtime from Winter Storm Uri[3]	-	-	-	12
Estimated Uplift from 2 to 3 stream conversion[4]	(50)	(40)	(45)	(10)

[1]Includes production related to the completed Indonesia disposition and various Lower 48 dispositions.
[2]Includes production related to the acquisition of Shell's Permian assets as well as the additional 10% shareholding interest in APLNG, a Lower 48 bolt-on acquisition, and Libya additional working interest percentage. 2021 has been pro forma adjusted for these acquisitions and assumes 180 MBOED for the Shell Permian assets.
[3]Estimated production impacts from Winter Storm Uri, which are excluded from Total Reported Production and Total Pro Forma Underlying Production.
[4]Estimated production impacts from the conversion of Concho two-stream contracted volumes to a three-stream (crude oil, natural gas and natural gas liquids) reporting basis, which are included in Total Reported Production and Total Pro Forma Underlying Production.

ConocoPhillips
Table 5: Reconciliation of production and operating expenses to adjusted operating costs
$ Millions, Except as Indicated

	2022 FY	2023 FY Guidance
Production and operating expenses	7,006	~7,300
Adjustments:
Selling, general and administrative (G&A) expenses	623	~700
Exploration G&A, G&G and lease rentals	224	~200
Operating Costs	7,853	~8,200

Adjustments to exclude special items:
Pending claims and settlements	102	-
Transaction and restructuring expenses	28	-
Adjusted Operating Costs	7,723	~8,200

ConocoPhillips
Table 6: Reconciliation of adjusted corporate segment net loss
$ Millions, Except as Indicated

	2022 FY	2023 FY Guidance

Corporate and Other earnings	(330)	~(900)

Adjustments to exclude special items:
(Gain) loss on CVE shares	(251)	-
(Gain) loss on FX derivative	10	-
Pending claims and settlements	94	-
Debt extinguishment and exchange fees	(44)	-
Income tax on special items	(387)	-
Adjusted corporate segment net loss	(908)	~(900)

ConocoPhillips
Table 7: Calculation of Reserve Replacement Ratios
MMBOE, Except as Indicated

End of 2021	6,101
End of 2022	6,599
Change in reserves	498

Production[1]	653
Change in reserves excluding production[1]	1,151
Total reserve replacement ratio	176%

Production[1]	653
Purchases[2]	(143)
Sales[2]	149
Changes in reserves excluding production[1], purchases[2] and sales[2]	1,157

2022 organic reserve replacement ratio	177%

[1]Production includes fuel gas. [2]Purchases refers to acquisitions and sales refers to dispositions.

Contacts

Dennis Nuss (media)
281-293-1149
dennis.nuss@conocophillips.com

Investor Relations
281-293-5000
investor.relations@conocophillips.com